SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                    THE SECURITIES EXCHANGE ACT OF 1934


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    |_|  Preliminary Proxy Statement            |_|  Confidential, for Use of
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                                                     permitted by Rule
                                                     14a-6(e)(2))
    |_|  Definitive Proxy Statement
    |_|  Definitive Additional Materials
    |X|  Soliciting Material Pursuant Section 240.14a-12


                          DETECTION SYSTEMS, INC.
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                   (Name of Registrant as Specified In Its Charter)


                                    N/A
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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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                As filed with the Commission on July 7, 2000





    DETECTION SYSTEMS, INC.
    130 Perinton Parkway
    Fairport, New York 14460

                                                               July 7, 2000


Dear Shareholder:

        As you may be aware, Ultrak, Inc., led by George K. Broady, has started a proxy contest to take control of Detection Systems. WE FIRMLY BELIEVE THAT THIS CONTEST IS MOTIVATED BY ULTRAK'S OWN NEEDS AND IS AGAINST YOUR BEST INTERESTS. WE URGE YOU TO OPPOSE ULTRAK AND BROADY.

        Ultrak is burdened with negative cash flow and decreasing profitability. Ultrak and Broady have sought our technology, attempted to hire our personnel, and now want to auction your Company at a time when its market value is depressed but its future is very promising.

                    DETECTION SYSTEMS' FUTURE IS BRIGHT

         Detection Systems successfully competes on the basis of superior quality and technical leadership. Since 1995, the Company has more than tripled its revenues and its operating income. Laying the groundwork for future growth, we continue to make huge investments in new technologies and worldwide market development. Recent technology breakthroughs have resulted in significant new commitments from major companies and are expected to lead to more.

         New technology investment categories include: (a) wireless, network, and internet security communication, (b) enterprise integration,
(c) eldercare help call, (d) closed-circuit television, and (e) commercial fire. Market development initiatives are in progress in Argentina, England, France, Italy, Norway, and Spain.

         Regarding the continuing consolidation in the U.S. market, we see increased opportunity, not decreased as Broady suggests, because many significant customers are concerned about being dependent on a single supplier.

                 YOUR BOARD CONSIDERS THE BEST INTERESTS OF
                              ALL SHAREHOLDERS

         Your Board takes its fiduciary responsibilities to its shareholders very seriously. We will engage in a transaction if it is truly in the best interests of all shareholders and provides them with the full and fair value of their shares. WE STRONGLY RECOMMEND AGAINST A "FIRE SALE" OF DETECTION SYSTEMS JUST TO MEET ULTRAK'S FINANCIAL NEEDS.

         In 1999, Robert Bosch, GmbH expressed an interest in acquiring your Company. After various meetings and other communications, your Board ended these discussions, since it believed the valuation indicated by Bosch was inadequate. Moreover, the valuation indicated by Bosch was below the lowest price at which Broady said Ultrak would sell its Detection Systems stock.

         The Company then pursued an alternative transaction that would benefit those shareholders, such as Ultrak, who wanted immediate cash, while permitting other shareholders the opportunity to share in the future growth of the Company. Discussions progressed satisfactorily with Bosch's security systems division; however, Bosch senior management subsequently decided not to proceed with the transaction.

         We believe that the Bosch interaction demonstrates that your Board is prepared to take actions that are in the best interests of all shareholders.

                  ULTRAK IS MOTIVATED BY ITS OWN INTERESTS

         We believe that Ultrak's interests are not the same as yours. We believe that Ultrak's deteriorating cash position is motivating its desire to liquidate its interest in Detection Systems. Ultrak's financial challenges and need for cash have been expressed to me personally by Broady. These are clearly supported by Ultrak's public financial statements, which disclose:

o Ultrak's net income declined 84% from $3.6 million in 1998 to $566,000 in 1999, despite including nearly $1.9 million of income earned by Detection Systems in 1999 (which Ultrak can report due to its ownership of Detection Systems' stock). WITHOUT THIS INCOME FROM DETECTION SYSTEMS, ULTRAK'S $3 MILLION DECREASE IN NET INCOME WOULD HAVE BEEN
    FAR WORSE.

o   In the first quarter of 2000, Ultrak suffered a net loss of $428,000.

o Ultrak's cash and cash equivalents declined from $10.9 million at March 31, 1999 to $3.3 million at March 31, 2000. IN THE SAME PERIOD, CURRENT LIABILITIES INCREASED FROM $15.3 MILLION TO $29.6 MILLION.

         Ultrak has an additional incentive for seeking a sale of Detection Systems. Under its credit agreement, Ultrak will receive a reduction in the interest rate on its debt if its shares of Detection Systems are sold and other conditions are met.

         We also believe that Broady is not considering your interests as a shareholder of the Company, and may continue to ignore these interests if his hand-picked nominees gain control of Detection Systems. For example, while trying to orchestrate a sale of the Company, Ultrak aggressively pursued one of your Company's most prestigious end-user accounts and also attempted to hire several of the Company's key employees, including a senior executive. We are concerned that Ultrak's nominees to the Board, none of whom appears to have any experience in the security industry, may be more interested in Ultrak's needs than in your needs.

         BASED ON THESE FACTS, WE BELIEVE THAT BROADY'S PROXY CONTEST TO TAKE CONTROL OF YOUR BOARD AND SELL DETECTION SYSTEMS IS MOTIVATED PRIMARILY BY HIS AND ULTRAK'S ULTERIOR MOTIVES AND SELFISH INTERESTS.

         BROADY IS EAGER FOR A SALE OF DETECTION SYSTEMS. BUT ULTRAK'S NEEDS, HOWEVER URGENT, SHOULD NOT BE THE DRIVING FORCE BEHIND A SALE OF YOUR COMPANY. WE BELIEVE THAT YOUR BOARD SHOULD CONTROL THE COMPANY'S DESTINY SO THAT IT CAN WORK IN THE BEST INTERESTS OF ALL SHAREHOLDERS, NOT JUST ULTRAK.

         Ultrak's threatened proxy contest is of significant concern to many of the Company's customers and employees. We believe it is increasingly harmful to the Company's business.

         We are currently talking with a number of financial advisors to more fully explore the Company's strategic alternatives for resolving this proxy contest. We intend to schedule our 2000 annual meeting of shareholders after we have had an opportunity to study these alternatives.

         We appreciate your continuing support and interest in Detection Systems and our plans for its future. If you have any questions or if you would like additional information about the Company, please call the Company and ask for Investor Relations, or call MacKenzie Partners at 800-322-2885.

                    On Behalf of the Board of Directors

                                     Very truly yours,

                                     Karl H. Kostusiak
                                     Chairman and
                                     Chief Executive Officer


         This letter is not a proxy statement. The Company's proxy statement is not currently available and will be mailed to you prior to the 2000 annual meeting of shareholders. It will contain important information and should be read carefully by all shareholders when it arrives. The proxy statement will also be available on the Securities and Exchange Commission's website (http://www.sec.gov) or without charge by request from the Company.

         Requests should be directed to Detection Systems, Inc., Investor Relations, 130 Perinton Parkway, Fairport, New York 14450

                                     or

                          MacKenzie Partners, Inc.
                              156 Fifth Avenue
                          New York, New York 10010
                        proxy@mackenziepartners.com
                       (212) 929-5500 (call collect)
                                     or
                          Toll-Free (800) 322-2885



                          PARTICIPANT INFORMATION


         Detection Systems, Inc. (the "Company"), and certain persons named below may be deemed to be participants in the solicitation of proxies in connection with the Company's 2000 annual meeting of shareholders. The participants in such solicitation may include the following of the Company's officers and directors (collectively, the "Participants"): Donald
R. Adair (Director); George E. Behlke (Vice President, Operations & General Manager, Asia); Mortimer B. Fuller, III (Director); Christopher P. Gerace (Vice President and Chief Accounting Officer); Karl H. Kostusiak (Chairman and Chief Executive Officer); David B. Lederer (Executive Vice President); Edward C. McIrvine (Director) and Frank J. Ryan (Vice President, Secretary and Treasurer). As of the date of this communication, Messrs. Kostusiak, Lederer and Ryan beneficially owned, or had the right to acquire beneficial ownership of, 575,561, 326,502 and 77,514 shares of the Company's common stock, representing 8.8%, 5.1% and 1.2% of the Company's outstanding shares, respectively. As of the date hereof, none of the Participants other than Messrs. Kostusiak, Lederer or Ryan beneficially owned in excess of 1% of the Company's common stock and the Participants, as a group, beneficially owned 16.9% of the common stock.

         The Company is also party to employment and consulting agreements with certain of the Participants which provide that, upon the occurrence of certain events following a change in control of the Company, such Participants may be entitled to receive compensation and other payments. Additionally, certain of the Participants own options to acquire shares of the Company's common stock, which are unvested as of the date hereof, but which will vest upon a change in control of the Company, if certain other conditions are met.

FORWARD-LOOKING STATEMENTS

        This letter contains forward-looking information which involves expressions of management's current expectations. All forward-looking information is subject to various risks and uncertainties that may be beyond the Company's control and may cause results to differ materially from management's current expectations. Information concerning factors that could cause actual results to differ materially from management's current expectations are set forth in the section entitled "Risk Factors" in the Company's 2000 Annual Report on Form 10-K.